EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-205058) pertaining to the Amended and Restated Equity Incentive Plan and 2015 Omnibus Equity Incentive Plan of DAVIDsTEA Inc. of our report dated April 30, 2021, with respect to the consolidated financial statements of DAVIDsTEA Inc. included in this Annual Report (Form 10-K) for the year ended January 30, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Montreal, Canada

April 30, 2021